Exhibit 99.1

McClatchy Enters into Standstill Agreement with the PBGC

Continues previously announced comprehensive restructuring negotiations

SACRAMENTO, Calif., Jan. 15, 2020 – McClatchy (NYSE American-MNI) announced today that it has entered into a Standstill Agreement with the Pension Benefit Guaranty Corporation (PBGC), extending its current runway for negotiating a consensual restructuring with key stakeholders.

As previously disclosed in the Company’s press release dated November 13, 2019, McClatchy has been in active restructuring negotiations with substantially all of its secured lenders and bondholders, as well as the PBGC, to address the future of its pension obligations and capital structure. The negotiations contemplate one or more deleveraging transactions, including some or all of the Company’s Second Lien Term Loans and Third Lien Notes, which are secured by second and third liens on substantially all of the Company’s assets.

In support of these negotiations, McClatchy has entered into non-disclosure agreements with lenders holding approximately 87 percent of the Company’s First Lien Notes and 100 percent of the Company’s Second Lien Term Loans and Third Lien Notes. These conversations are ongoing and productive, and the Standstill Agreement will allow McClatchy, as well as its lenders, the PBGC, and their respective legal and financial advisors, time to continue their negotiations.

“We want to acknowledge our lenders and the PBGC for working collaboratively and negotiating in good faith to reach a consensus on these important financial matters, which underpin McClatchy’s continuing commitment to publishing independent journalism in the public interest,” said Craig Forman, President and CEO of McClatchy. “We look forward to continuing to partner with these groups to reach an agreement that is in the best interests of our 24,000+ pension plan participants and other stakeholders, and positions McClatchy for the future. We remain focused on executing our strategy of digital transformation and producing strong, independent, local journalism that is essential to the 30 communities we serve.”

Under the terms of the Standstill Agreement, the PBGC has agreed not to exercise the remedies available to it as a result of McClatchy not making its scheduled qualified pension contribution due on January 15, 2020. Under the Standstill Agreement, the PBGC has agreed to a forbearance period until February 18, 2020, unless terminated earlier, subject to customary terms and conditions. In addition, McClatchy is availing itself of its option to defer paying interest on its secured debt for its contractual 30-day grace period, which is coterminous with the Standstill Agreement. There will be no impact on the qualified pension plan or payments thereunder as a result of the Standstill Agreement.

McClatchy is working towards a permanent solution under which the PBGC would assume McClatchy’s qualified pension plan and continue to pay the Company's pension plan participants their benefits. Under current regulations, McClatchy believes that such a solution would not have an adverse impact on qualified pension benefits for substantially all participants. The assets of the qualified pension plan are estimated at $1.375 billion as of December 31, 2019, including approximately $580 million of voluntary contributions made by McClatchy,  substantially greater than the contributions required by law.

As previously disclosed, on January 2, 2020, the Company announced that, as part of the ongoing negotiations, it would not release certain supplemental executive retirement benefits. Today’s action is consistent with withholding payments on the non-qualified plan.

McClatchy and its newsrooms are operating as usual. The Company has sufficient liquidity to address all of its ordinary course operational cash needs and obligations at this time. There can be no assurance that the ongoing discussions will result in any restructuring transaction, that the company will obtain any required stakeholder consent to consummate a restructuring transaction, or that the restructuring transaction will occur on a timely basis or at all.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald,  The Kansas City Star,  The Sacramento Bee,  The Charlotte Observer,  The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding the success of our restructuring efforts with PBGC, our lenders, and our bondholders, the sufficiency of the company’s liquidity to address all of its ordinary course operational cash needs and obligations, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements  as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: we may not generate cash from operations, or otherwise, necessary to meet our liquidity needs or obligations; our restructuring efforts rely on coming to terms with multiple parties who may have conflicting interests; our ability to borrow under our credit agreement is contingent on our ability to meet the conditions set forth therein at such time; we may experience diminished revenues from advertising; we may not achieve our expense reduction targets including efforts related to legacy expense initiatives or may do harm to our operations in attempting to achieve such targets; our operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; increased consolidation among major retailers in our markets or other events depressing the level of advertising; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended December 30, 2018.  In order to effectuate our restructuring, we may be required to seek protection under Chapter 11 of the US Bankruptcy Code.  These forward-looking statements speak as of the time made and, except as required by law, we disclaim any intention and assume no obligation to update the forward-looking information contained in this release.

Contact

Media

mailto:jsegal@mcclatchy.com
Jeanne Segal 202-383-6085 jsegal@mcclatchy.com	FTI Consulting Rachel Chesley / Lou Colasuonno / Ryan Toohey 212-850-5681 McClatchy@fticonsulting.com

Investors

mailto:szarate@mcclatchy.com
Stephanie Zarate 916-321-1931 szarate@mcclatchy.com